PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Announces Acquisition of Three Buildings in a 307,000 Square
Feet Five-Building Medical Office Building Portfolio

Scottsdale, Arizona (November 15, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust announced that it has acquired three of the medical office buildings of a five- building portfolio (the “Portfolio”). The purchase price for the entire Portfolio is approximately $86,100,000. The 98% leased Portfolio is comprised of five Class A on-campus medical office buildings totaling approximately 307,000 square feet and are located in five states including Florida, Arizona, New York, Nevada, and Missouri. The owner and developer, Rendina Companies, brought the transaction directly to HTA and acted as the seller of the Portfolio. To date, HTA has closed on the New York, Nevada and Missouri properties for approximately $56.9 million and expects to close on the Florida and Arizona locations by the end of the year.

This announcement coincides with the completed acquisition of the third medical office building within the Portfolio known as Des Peres Medical Arts Pavilion II (the “Medical Arts Pavilion”). HTA recently announced the completed acquisition of the San Martin Medical Arts Pavilion, an approximately 73,300 square foot multi-tenant medical office building, and the Saint Francis Medical Arts Pavilion, an approximately 77,300 square foot multi-tenant medical office building, which are a part of the Portfolio. HTA expects to close this year on the acquisition of the two remaining medical office buildings, which include the Gateway Medical Plaza, a 60,160 square foot medical office building located in Tucson, Arizona and the Wellington Medical Arts Pavilion III, a 48,000 square foot medical office building located in Wellington, Florida. However, the closing of the remaining two buildings is subject to the satisfaction of a number of conditions.

The Medical Arts Pavilion is an on-campus two-story medical office building that has been acquired for approximately $14,100,000. Located in St. Louis, Missouri, the Medical Arts Pavilion is an approximately 48,000 square foot multi-tenant medical office building that was completed in 2007 and is connected to Des Peres Hospital. Des Peres Hospital is a 167-bed acute care community hospital that has been serving the medical and health care needs of St. Louis County since 1974 and is a part of Tenet HealthSystem. The Medical Arts Pavilion is 100% leased with an average remaining lease term of approximately 8.5 years and includes prominent tenants such as SLUCare, the physician practice of Saint Louis University (Moody’s credit rating of “A1”) and Tenet Healthcare, which together, represent approximately 50% of the Medical Arts Pavilion.

“This Portfolio acquisition is significant because of its size, geographic diversification, and long-term stability with strong tenants,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “Acquiring portfolios from national MOB developers provides HTA with properties that include the latest medical office design and technology to accommodate future changes in health care delivery.”

Since January 1, 2010, HTA has acquired approximately $412.3 million in medical office and healthcare related assets based on acquisition price, including 1.90 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 8.2 years. In addition, HTA has executed Purchase and Sale Agreements on additional medical office buildings and healthcare-related assets totaling approximately $392 million and approximately 1.5 million square feet.

For more information on HTA, please visit www.htareit.com.

About Rendina Companies:
Rendina Companies is one of the nation’s leading full-service medical real estate development companies, providing national real estate development, acquisition, leasing, financing, construction and comprehensive property and asset management services to healthcare providers and the related development industry. In the past twenty years, Rendina Companies has developed more than five million square feet of medical facilities throughout the country.  Headquartered in Jupiter, Florida, with offices in La Jolla, California, and Dallas, Texas, the company maintains extensive real estate holdings and development properties nationwide. Rendina Companies provides all aspects of development from site analysis and acquisition through development, leasing, and property management, including a wide range of financing options and development programs. Rendina Companies applies extensive knowledge and experience in a collaborative process with our clients to achieve innovative solutions in the design and development of healthcare environments.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $412.1 million in medical office and healthcare-related assets. These assets include a total of 18 acquisitions representing approximately 1.90 million square feet. Since its formation in 2006, HTA has made 69 geographically diverse acquisitions valued at approximately $1.84 billion based on purchase price, which includes 211 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 9.2 million square feet and includes 191 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of two remaining buildings in the Portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the buildings acquired and to be acquired; the strength and financial condition of the tenants; uncertainties relating to the local economies of the five markets in which the buildings are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.